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Exhibit 99.4

Specialty Laboratories Announces Resignation of Board Member

        Santa Monica, Calif.—Oct. 24, 2002—Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, announced today the resignation of John C. Kane as a member of its Board of Directors.

        "We are grateful to John for his contributions to Specialty," noted Thomas R. Testman, chairman of the board of directors. "It's been a privilege working with him, and we wish him all the best."

        Kane, a member of the Board of Directors since March 2001, cited personal reasons for his decision to resign from the board. The resignation takes effect immediately. Specialty's board of directors now consists of a total of eight members, including five independent directors.

About Specialty

        Specialty Laboratories performs highly advanced, clinically useful testing services for hospitals, laboratories and physician specialist communities nationwide. With its extensive menu of clinical tests for the diagnosis and treatment-management of disease, Specialty offers clients a single-source solution for their specific esoteric testing needs. Because of Specialty's focus on higher-end, esoteric testing, the company is strategically aligned with its hospital clients and does not compete with them or their outreach programs for routine testing work. Specialty backs its commitment to outstanding client service with industry-leading, client-focused information technology applications. Specialty also supports its test offering with distinguished R&D capabilities. Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment. Specialty's Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

        This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, the members of our Board of Directors. Important factors which could cause our actual results to differ materially from those expressed or implied in forward-looking statements are detailed under "Risk Factors" in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our Registration Statement on Form S-1 declared effective on December 7, 2000 and our periodic filings on Forms 10-K, 10-Q and 8-K. Specialty undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Greg Mann
Specialty Laboratories
310-586-7261
 gmann@specialtylabs.com

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Specialty Laboratories Announces Resignation of Board Member